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EXHIBIT INDEX

        The following is a list of Exhibits included as part of this Report on Form 6-K.

No.	Description of Exhibit
15/02	IAMGOLD announces annual dividend payment

"King of Gold"	IAM GOLD CORPORATION 2820 Fourteenth Avenue, Markham, Ontario, Canada L3R 0S9 Ph: 905 477 4220 Fx: 905 477 4426 Toll free: 1 888 IMG 9999 e-mail: info@iamgold.com website: www.iamgold.com

TSX Trading Symbol:	IMG
52 Week Trading Range:	CDN $3.41 — $8.75
AMEX Trading Symbol:	IAG
Total Shares Outstanding:	79,237,022
Fully Diluted:	83,735,525

FOR IMMEDIATE RELEASE: DECEMBER 12, 2002		No. 15/02

IAMGOLD ANNOUNCES ANNUAL DIVIDEND PAYMENT

Markham, Ontario, December 12, 2002 — IAMGOLD Corporation ("IAMGOLD" or the "Company") (TSX:IMG, AMEX:IAG) is pleased to announce an annual dividend payment of Cdn.$0.05 per share to shareholders of IAMGOLD. The dividend will be paid on January 24, 2003 to shareholders of record as of December 20, 2002.

"We are very pleased that IAMGOLD has continued its Annual Dividend Policy by declaring a dividend payment to shareholders for 2002, thus allowing them to share in the Company's performance during the past year." said IAMGOLD Co-Chairmen William Pugliese and Mark Nathanson.

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of IAMGOLD Corporation (IAMGOLD), are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from IAMGOLD's expectations are disclosed under the heading "Risk Factors" and elsewhere in IAMGOLD documents filed from time-to-time with the Toronto Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities.

IAMGOLD is a leading mining, exploration and development company. Its principal assets are a 38% stake in the Sadiola Gold Mine and a 40% stake in the Yatela Gold Mine. IAMGOLD is actively exploring highly prospective ground in Africa and South America.

For further information contact:
Todd Bruce, President and Chief Operating Officer or John Ross, Chief Financial Officer
or Joanne Jobin, Director of Investor Relations
Ph: 905 477 4420    Fx: 905 477 4426    Toll Free: 1 888 IMG 9999

Please note:
This entire press release may be accessed via fax, e-mail, IAMGOLD's website at www.iamgold.com and through Canada Newswire's website at www.newswire.ca
All material information on IAMGOLD can be found at www.sedar.com or on www.sec.gov
If you wish to be placed on IAMGOLD's e-mail press release list please contact us at info@iamgold.com

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